Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Incorporated Announces Early Results of Tender Offer and Increase in
Tender Cap for 2023 Notes

Greenfield, IN, (April 12, 2022) (BUSINESSWIRE) -- Elanco Animal Health Incorporated (NYSE: ELAN) (“Elanco”) today announced that as of 5:00 p.m., New York City time, on April 11, 2022 (the “Early Tender Time”), holders of approximately $406,391,000 aggregate principal amount, or approximately 54.19% of the outstanding principal amount, of its outstanding 4.272% Senior Notes due 2023 (the “Notes”) had tendered their Notes pursuant to Elanco’s previously announced tender offer (the “Offer”).

Elanco also announced today that it has increased the tender cap from $250,000,000 aggregate principal amount of the Notes to $406,391,000 aggregate principal amount of the Notes (the “Tender Cap”).

The complete terms and conditions of the Offer are detailed in Elanco’s Offer to Purchase, dated March 29, 2022. Elanco currently expects that on April 13, 2022, it will accept for payment, subject to the conditions set forth in the Offer to Purchase, all of the Notes validly tendered on or prior to the Early Tender Time.

Upon early settlement, each holder who validly tendered its Notes on or prior to the Early Tender Time will receive the “Total Consideration” of $1,035 per $1,000 principal amount of Notes tendered, which includes the “Tender Offer Consideration” of $1,005 per $1,000 principal amount of Notes tendered and accepted for payment and the “Early Tender Payment” of $30 per $1,000 principal amount of Notes tendered and accepted for payment. In addition, accrued interest up to, but not including, the payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

The Offer is scheduled to expire at 12:00 a.m., New York City time, on Monday, April 25, 2022, unless extended or earlier terminated (the “Expiration Time”), however Elanco does not expect to accept any Notes tendered after the Early Tender Time. Because the withdrawal deadline of 5:00 p.m., New York City time, on April 11, 2022, has passed, tendered Notes may no longer be withdrawn at any time, except to the extent that Elanco is required by law to provide additional withdrawal rights.

Except with respect to the increase in the Tender Cap, all the conditions set forth in the Offer to Purchase remain unchanged. If any of the conditions are not satisfied, Elanco may terminate the Offer and return tendered Notes not previously accepted. Elanco has the right to waive any of the foregoing conditions with respect to the Notes and to consummate the Offer. In addition, Elanco has the right, in its sole discretion, to terminate the Offer at any time, subject to applicable law.

Citigroup Global Markets Inc. (“Citi”) is acting as sole dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact Citi at (800) 558-3745 (U.S. toll-free) or 1 (347) 767-2785. Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the depositary and information agent for the Offer, at (855)-654-2014 (toll-free) or (212) 430-3774 (collect for Banks and Brokers).

None of Elanco, the dealer manager or the depository and information agent make any recommendations as to whether holders should tender their Notes pursuant to the Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offer is being made solely by the Offer to Purchase dated March 29, 2022. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offer of concurrently offered securities will be made only by means of a prospectus and/or prospectus supplement.

About ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), regarding the cash tender offer for the Notes and anticipated acceptance of validly tendered Notes. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Elanco’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.